Third Amendment to Carbon Dioxide Purchase and Sale Agreement
Between Cardinal Ethanol, LLC and Air Products and Chemicals, Inc.

This Third Amendment (the "Amendment") to Carbon Dioxide Purchase and Sale Agreement is effective as of June 1, 2021 (the "Effective Date"), by and between Cardinal Ethanol, LLC ("Cardinal Ethanol"), and Air Products and Chemicals, Inc. ("Air Products"). Cardinal Ethanol and Air Products may collectively be referred to herein as the "Parties" or individually as a "Party".

WHEREAS, Cardinal Ethanol and Air Products are parties to a Carbon Dioxide Purchase and Sale Agreement dated March 8, 2010 which was later amended on November 22, 2011 and April 30, 2020 (the "Agreement");

WHEREAS, Cardinal Ethanol and Air Products are parties to a Non-Exclusive CO2 Facility Site Lease Agreement, dated August 11, 2010 (the "Lease Agreement");

WHEREAS, the Parties now wish to amend certain aspects of the Agreement and the Lease Agreement.

NOW, THEREFORE, the Parties have agreed to amend the Agreement as follows, intending to be legally bound hereby:

1. Section 1(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

   "(c) **<u>Contract Year</u>** – Shall mean each twelve (12) month period during the term hereof beginning on each June 1 and ending on each May 31.

   For clarity, the prior definition of Contract Year of July 1 to June 30 did not align with the contract term and was adjusted to align with the contract term and pricing adjustments moving forward. The Contract Year of July 1, 2020 to June 30, 2021 will now end on May 31, 2021.

2. Section 2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

   "The initial term of the Agreement shall continue until May 31, 2026. The term shall continue thereafter for additional one-year renewal periods, unless either Party provides written notice of termination (which termination shall be effective as of the expiration of the initial term or any applicable one-year renewal term, as applicable) to the other Party at least six (6) months prior to the end of the initial term or any one-year renewal period."

3. Section 3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

   "Cardinal Ethanol will supply to Air Products at the Matchpoint (at 5 psig) CO_2 Gas at a consistent Flow Rate sufficient for Air Products to produce 230 tons per day of Liquid CO_2 as measured pursuant to Section 5. Cardinal Ethanol is allowed 15 days each Contract Year for scheduled or unscheduled maintenance and repairs to the Cardinal Ethanol Plant ("downtime"). A day of downtime will be counted for every day in which the Cardinal Ethanol Plant is not operational for at least twelve (12) hours or is providing CO2 Gas which does not meet Specifications for at least twelve (12) hours. For Cardinal Ethanol's downtime over the 15 days allowed, if the downtime continues for more than three (3) consecutive days, beginning with the fourth (4th) consecutive day, Air Products will be provided a credit against the quantity purchased under Section 5 which

shall be the greater of a) 180 tons per day for each day of downtime; or b) the number of tons determined by dividing the total actual extra expense incurred by Air Products as a direct result of such downtime (the "Actual Expense") by the applicable price per ton in Section 3(b) (the "CO_2 Credit"). Air Products shall provide complete written documentation of such actual extra expense to Cardinal Ethanol to substantiate any claimed CO_2 Credit under this section. The Parties agree that the calculation of the Actual Expense shall be consistent with the sample calculation attached hereto as Exhibit C. Air Products' take or pay obligation shall also be abated as described in and in accordance with the calculation provided in Section 4.

If Cardinal Ethanol, in its sole discretion, shuts down ethanol production due to economic conditions, Cardinal Ethanol shall not be liable for failure to perform or for delay in performing this Agreement. However, if the cessation of ethanol production continues for more than three (3) consecutive days, beginning with the fourth (4th) consecutive day, the CO_2 Credit described above shall apply for each day that the ethanol plant production is shut down for at least twelve (12) hours. Air Products' take or pay obligation shall also be abated as described in and in accordance with the calculation provided in Section 4. If ethanol plant production is shut down for more than sixty (60) consecutive days, either Party shall have the option to terminate the Agreement without penalty."

4. Section 3(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

"The price of CO_2 Gas shall be $7.00 per ton as measured each month according to Section 5(a). The price of CO_2 Gas shall increase 2% per year at the start of each Contract Year, with the first increase effective June 1, 2022."

5. Section 4(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

"During the term of this agreement, Air Products agrees to a take or pay obligation of 180 tons per day (the "take or pay obligation"). The price paid per ton for the take or pay obligation shall be the CO_2 Gas price for the applicable Contract Year provided, however, that in the event it is determined that there is a take or pay shortfall, the price paid per ton for that shortfall shall be the CO2 Gas price for the applicable Contract Year less $1.00. The take or pay obligation will be "trued-up" or determined on an annual basis with any take or pay shortfall being paid within thirty (30) days of the end of the applicable Contract Year."

6. Section 4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

"Air Products' obligation to take or pay shall abate beginning of the fourth consecutive day that Air Products is ready and able to "take" CO_2 Gas, but is unable to do so because (i) there exists a force majeure event affecting Cardinal Ethanol; (ii) there is a day of downtime as described in Section 3(a) over the 15 days allowed; (iii) the Flow Rate provided by Cardinal Ethanol to Air Products is insufficient for Air Products to produce the applicable take or pay quantity on a tons of Liquid CO2 per day basis as set forth in 3(a); (iv) there has been a cessation of ethanol production at the Cardinal Ethanol Plant; or (v) there exists a force majeure event affecting Air Products.

For purposes of this Section 4(b), occurrences of any of the conditions set forth in terms (i)-(v) hereof existing for periods of more than 12 hours in one day shall abate the take or pay obligation for the entire day that such condition existed.

For purposes of this section 4(b), Air Products' take or pay obligation will be based on 180 tons per day. The annual take or pay obligation will be reduced by the number of daily occurrences of the events in 4(b) (i)-(v) times 180 tons per day.

Notwithstanding the foregoing, Air Products shall be entitled to an abatement of the take or pay obligation only to the extent that the Shipped Tons for the applicable Contract Year are less than the applicable take or pay obligation for that Contact Year."

7. Section 11(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

"Notwithstanding anything in this Agreement to the contrary, if Cardinal Ethanol produces raw CO2 Gas in excess of quantities needed to meet its obligation of CO2 Gas sufficient for Air Products to produce 230 tons per day of Liquid CO2 as calculated in Section 3(a), Cardinal Ethanol shall have the right to do anything it wishes with its excess CO2 Gas in its sole discretion including, but not limited to, the right to market, sell, provide or transfer its CO2 Gas (in any form) to any party provided however if Cardinal Ethanol sells excess CO2 Gas to other parties who sell liquid CO2 to end-users in direct competition with Air Products, Air Products' annual take or pay obligation for the Contract Year in which the sales occur shall be reduced by the number of tons of CO2 Gas sold by Cardinal Ethanol to such competitors during that Contract Year, and Air Products shall have the option to terminate the Agreement without penalty upon ninety (90) days' written notice."

8. The following paragraphs are hereby added to Section 14 of the Agreement:

"Notwithstanding anything in this Agreement to the contrary, Cardinal Ethanol may terminate this Agreement for any of the following reasons:

(a) upon the occurrence of a "Change of Control Event". As used herein, a "Change of Control Event" means (i) the sale of all or substantially all of the assets of Cardinal Ethanol, or (ii) a sale of equity interests, merger, consolidation, recapitalization or reorganization of Cardinal Ethanol unless securities representing more than fifty percent (50%) of the total voting power after such sale of equity interests, merger, consolidation, recapitalization or reorganization are beneficially owned, directly or indirectly, by the persons who beneficially owned Cardinal Ethanol's outstanding voting securities immediately prior to such transaction. In that event, Cardinal Ethanol may terminate this Agreement by providing Air Products no less than ninety days prior written notice, provided however, that in no event will a termination under this section be effective prior to the three year anniversary of the Effective Date.

(b) if Cardinal Ethanol determines to, directly or indirectly, sequester its CO2 including, but not limited to, entering into an arrangement to sell its CO2 to another for the purpose of CO2 capture and storage. In that event, Cardinal Ethanol may terminate this Agreement by

providing Air Products no less than one hundred and eighty days prior written notice, provided however, that in no event will a termination under this section be effective prior to the three year anniversary of the Effective Date."

9. The following provision is added to the Agreement as a new Section 20:
"20. Exogenous Event:

(a) Either Party may seek to renegotiate the affected terms of this Agreement after the occurrence of an exogenous event, as defined and described below, if the total financial impact of such event on that Party (positive or negative) exceeds $100,000 annually (the "Exogenous Events Adjustment Threshold"). Exogenous Events shall mean the following events.

i. "State Initiated Change" shall mean any externally imposed changes (whether resulting from the adoption of new laws, regulations, or programs or the amendment of existing laws, regulations or programs) in (x) state or local law or regulatory mandates, or other precedents governing income, revenue, sales, or property or any new amended regional, state or locally imposed fees (but excluding the effects of routine annual changes in municipal, county, and state property tax rates and revaluations), or (y) laws, regulations, precedents or programs governing RIN credits, carbon offsets, renewable fuel standards, low carbon fuel standards or similar programs, which externally proposed changes impose new obligations, duties, or undertakings, or remove existing obligations, duties, or undertakings, and which individually decrease or increase a party's costs or revenue.

ii. "Federally Initiated Change" shall mean any externally imposed changes (whether resulting from the adoption of new laws, regulations, or programs or the amendment of existing laws, regulations or programs) in (x) the federal tax rates, laws, regulations, or precedents governing income, revenue, or sales taxes or any changes in federally imposed fees, or (y) in the federal laws, regulations, or precedents or programs governing RIN credits, carbon offsets, renewable fuel standards, low carbon fuel standards or similar programs, which externally proposed changes impose new obligations, duties, or undertakings, or remove existing obligations, duties, or undertakings, and which individually decrease or increase a party's costs or revenue.

(b) The Party seeking to renegotiate the affected terms of this Agreement in light of an Exogenous Event shall:

i. Notify the other Party in writing identifying the particular State Initiated Change or Federally Initiated Change that caused the increase or decrease in costs or revenues in excess of the Exogenous Events Rate Adjustment Threshold;

ii. Provide specific and sufficient detail supporting each change, the Exogenous Event associated with each change, and how the change exceeds the Exogenous Events Adjustment Threshold; and

iii. Propose amendments to the Agreement to address the Exogenous Event.

The Parties shall then negotiate in good faith to fairly allocate the increase or decrease in the Party's costs or revenue caused by the Exogenous Event. In the event that the Parties are unable to reach agreement with respect to such allocation after thirty (30) days of good faith negotiations, then the Party seeking to renegotiate the affected terms of this Agreement within the thirty (30) day period thereafter shall have the right to terminate the Agreement upon one hundred eighty (180) days' written notice to the other Party."

10. Exhibit C shall be renamed "Example Extra Expense Calculation" and is to be used as a guide when appliable. Actual expenses shall be based on actual prices, costs, and rates.

Except as expressly set forth herein, all of the terms and conditions of the Agreement shall remain unchanged and continue in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their duly authorized representatives as of the day and year first above written.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
CARDINAL ETHANOL, LLC.	AIR PRODUCTS AND CHEMICALS, INC.
By: [signature]	By: [signature]
Name: Jeffrey L. Painter	Name: Michael A. Pires
Title: CEO & President	Title: Vice President & General Manager, Northern Region
Date: June 4, 2021	Date: 14 June 2021